Exhibit (h)(2)

EXECUTION VERSION

CLOSED-END FUND DISTRIBUTION SERVICES AGREEMENT

THIS CLOSED-END FUND DISTRIBUTION SERVICES AGREEMENT (this “Agreement”) is made, as of                     , 2019, by and between Vision 4 Fund Distributors, LLC (“Vision”) and DoubleLine Capital LP (the “Adviser”), relating to certain services to be provided by Vision to the Adviser with respect to a proposed closed-end investment company, to be registered and currently referred to as DoubleLine Yield Opportunities Fund (the “Fund”).

WHEREAS, the Adviser is the investment adviser to the Fund;

WHEREAS, the Fund will be operated as a closed-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Fund will offer for sale common shares of beneficial interest (the “Shares” and the holders of the Shares being referred to herein as the “Shareholders”);

WHEREAS, in connection with serving as investment adviser to the Fund, the Adviser wishes to retain Vision to provide the distribution and marketing services set forth herein to the Adviser under the terms and conditions stated below, and Vision is willing to provide such services for the compensation set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound, the parties hereby agree as follows:

1.	APPOINTMENT. The Adviser hereby retains Vision to furnish, and Vision hereby agrees to furnish, the services set forth in paragraph 2 below.

2.

SERVICES AND DUTIES OF VISION. At such times and to the extent that the Adviser may reasonably request, Vision registered representatives who are also employees of Vision will assist the Adviser with the distribution of the Shares in an initial public offering (the “Offering”) by:

(a)

making all of its registered representatives who are also employees of Vision available to the Adviser and the Fund to aid in the distribution of the Shares and to generally provide sales services with respect to the Shares;

(b)	developing, coordinating, and executing a targeted “road show” with respect to the Offering;

(c)	customizing marketing materials for use by, and presentations to the sales networks at, broker-dealers or other entities that distribute the Shares;

(d)	assisting in the review of marketing materials made available to prospective investors and broker-dealers;

(e)	assisting in scheduling and marketing national, informational conference calls in targeted broker-dealer channels for the Offering;

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(f)	organizing and hosting meetings with key financial advisers, closed-end fund wholesalers, analysts, service providers and ratings and information organizations that cover closed-end funds;

(g)	making such reports and recommendations to the board of trustees of the Fund (the “Board”) as the Board and/or the Adviser may reasonably request or deem appropriate;

(h)	replying to requests for information from broker-dealers or prospective investors concerning the Shares, the Offering or the Fund;

(i)	providing the sales support and marketing services typical for an initial public offering of common shares of a closed-end fund; and

(j)	providing such other services as the parties may mutually agree from time to time.

For the avoidance of doubt, Vision covenants that it will not provide any information or make any representation regarding the Fund, the Offering or the Shares other than as contained in the Fund’s prospectus and statement of additional information or any sales literature and advertising or marketing materials specifically approved in writing by the Adviser for use by Vision in connection with the performance of the services provided by Vision hereunder.

Vision further acknowledges and agrees that it will not use or cause to be used any sales literature or advertising or marketing materials (collectively, “marketing materials”) in connection with the Offering unless such marketing materials have, if required by applicable law or the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”), been filed with FINRA in a timely manner and, if required by applicable law or the rules and regulations, FINRA has indicated that such sales literature or advertising or marketing materials appear consistent with applicable standards.

3.

COMPLIANCE WITH LAW. In all matters pertaining to the performance of this Agreement, including the payments contemplated by Section 7(b), Vision will act in conformity with the reasonable directions of the Adviser and the Board, officers and employees of the Fund and will conform to and comply with the requirements of the 1940 Act and the rules and regulations thereunder and all other applicable federal and state laws and regulations, including, without limitation rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) and FINRA.

4.

SERVICES NOT EXCLUSIVE. The services to be provided hereunder by Vision are not deemed to be exclusive, and Vision and each of its respective members, officers, employees and affiliates are free to render such services to other funds or clients as long as Vision’s services under this Agreement are not impaired thereby. In addition, the Adviser is free to obtain similar distribution services with respect to the Fund.

EXECUTION VERSION

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF VISION.

Vision represents, warrants and agrees as follows:

(a)

Vision has obtained all necessary registrations, licenses and approvals in order to perform the services provided in this Agreement. Vision is registered as a broker-dealer with the SEC, is a member of FINRA and is registered in each state where such registration is required. Vision covenants to maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement.

(b)

Vision shall promptly notify the Adviser (i) in the event that the SEC, FINRA or any other United States or state regulatory authority, governmental agency or body or securities exchange or association has censured Vision’s activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings or an investigation that may result in any of these actions, (ii) in the event that there is a change of control of Vision or a change in its senior management or (iii) of any change to Vision that materially and adversely affects its ability to perform services under this Agreement.

(c)

Vision is a validly existing entity and has full corporate power and authority to perform its obligations under this Agreement, (i) its performance of this Agreement and its conduct in connection with the provision of the services described in this Agreement do not, and will not, violate any applicable provision of law, statute, rule or regulation to which it is subject, and do not and will not cause the Adviser to violate any law, statute, rule, or regulation to which the Adviser is subject, (ii) and none of the information it has supplied to the Adviser or any representative of the Adviser in connection with the services misstates a material fact or omits information necessary to make the information supplied not materially misleading, (iii) this Agreement has been duly and validly authorized, executed and delivered on behalf of Vision and constitutes the binding and enforceable obligation of Vision in accordance with its terms, and (iv) the execution and delivery of this Agreement, the incurrence of its obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, its constituent documents, other instruments to which Vision is a party or by which Vision is bound or affected, or under any order, rule or regulation applicable to Vision of any court or any governmental body or administrative agency having jurisdiction over Vision, except for those breaches or defaults that would not adversely affect Vision’s ability to perform its obligations under this Agreement.

(d)

Vision (i) is subject to and has adopted policies and procedures reasonably designed to comply with, FINRA Rule 2030, regarding engaging in distribution and solicitation activities with government entities, and (ii) has reviewed and understands Rule 206(4)-5 (the “Rule”) promulgated by the SEC under the Investment Advisers Act of 1940, and Vision shall not, and shall cause each of its members, managers, employees and affiliates, including each registered representatives who is also an employee of Vision, (each of the foregoing, together with Vision, “Vision Representatives”) not to engage in conduct that would reasonably be expected to (i) cause paragraphs (a)(1) or (a)(2) of the Rule to apply to the Adviser or any of its affiliates (taking into account the exceptions provided by paragraph (b) of the Rule, to the extent applicable) or (ii) constitute a violation of paragraph (a)(2) of the Rule with respect to the Adviser or its affiliates, in either

EXECUTION VERSION

case, as though each Vision Representative was a covered associate of the Adviser or its affiliates. Vision hereby further represents and warrants that (except to the extent disclosed in writing to the Adviser as of the date hereof) no Vision Representative has, in the two year period prior to the date of this Agreement, engaged in conduct that would reasonably be expected to cause paragraph (a)(1) of the Rule to apply to the Adviser or its affiliates (taking into account the exceptions provided by paragraph (b) of the Rule, to the extent applicable) as though each Vision Representative was a covered associate of the Adviser or its affiliates. Each of the representations, warranties and agreements in this Section 5(d) shall be subject to and interpreted in accordance with the other paragraphs of the Rule, including, without limitation, paragraphs (c) and (d) thereof. Terms used in this subsection shall have the same meanings ascribed to them as set forth in paragraph (f) of the Rule.

(e)

Any information furnished by Vision expressly for use in the Fund’s registration statement, prospectus, statement of additional information, sales literature or advertising or marketing materials does not or will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ADVISER.

(a)

The Adviser agrees that it shall promptly notify Vision (i) in the event that the SEC or any other United States or state regulatory authority, governmental agency or body or securities exchange or association has censured in writing the Adviser’s or the Fund’s activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings that may result in any of these actions, (ii) in the event that there is a change of control of the Adviser or (iii) of any change to the Adviser that materially and adversely affects the Adviser’s ability to perform its obligations under this Agreement.

(b)

The Adviser represents and warrants that (i) it is a validly existing entity and has full power and authority to perform its obligations under this Agreement, (ii) this Agreement has been duly and validly authorized, executed and delivered on its behalf and constitutes the binding and enforceable obligation of the Adviser in accordance with its terms, (iii) the execution and delivery of this Agreement, the incurrence of its obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, its constituent documents, other instruments to which the Adviser is a party or by which the Adviser is bound or affected, or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it, and (iv) the Adviser is, or will be prior to the commencement of investment operations of the Fund, registered as an investment adviser under the Investment Advisers Act of 1940 and in any state where registration is required.

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7.	COMPENSATION.

(a)	As compensation for the services to be provided by Vision to the Adviser under this Agreement, the Adviser shall pay Vision a sales commission as follows:

(i)

Within 10 business days of the closing date of the initial public offering of the Shares, the Adviser shall pay Vision a fee in an amount equal to 0.35% (35 basis points) of the total price to the public of the Shares sold in the Offering (including any Shares offered pursuant to an underwriter’s overallotment option);

(ii)

On January 31, 2021, the Adviser shall pay Vision a fee in an amount equal to 0.175% (17.5 basis points) of the total price to the public of the Shares sold in the Offering (including any Shares offered pursuant to an underwriter’s overallotment option);

(iii)

On January 31, 2022, the Adviser shall pay Vision a fee in an amount equal to 0.175% (17.5 basis points) of the total price to the public of the Shares sold in the Offering (including any Shares offered pursuant to an underwriter’s overallotment option).

(b)

As compensation for the services under this Agreement, Vision may, outside of its arrangement with the Adviser under this Agreement, pay compensation to those persons who are registered representatives of Vision and employees of Vision pursuant to the terms of the contract between Vision and the registered representative.

8.

REIMBURSEMENT OF EXPENSES. The Adviser will promptly reimburse Vision for all reasonable and documented out-of-pocket expenses incurred by it and its registered representatives providing services in connection with this Agreement, including expenses associated with hosting training and educational events and meetings as contemplated under this Agreement, and expenses associated with travel, lodging, meals, printing, shipping, mailing expenses and other similar expenses. Such out-of-pocket expenses shall not exceed $400,000, without the prior written approval of the Adviser. In addition, the Adviser will promptly reimburse Vision for all reasonable and documented out-of-pocket expenses incurred by it in connection with an in-person training session to educate Vision registered representatives prior to the launch date of the road show. Vision shall invoice the Adviser and provide reasonable evidence of such expenses.

9.

LIMITATION OF LIABILITY OF VISION. Except as otherwise provided herein, Vision will not be liable for any act or omission or for any error of judgment or for any loss suffered by the Adviser in connection with the performance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties, from the reckless disregard by it of its duties under this Agreement or from a material breach by Vision of any representation, warranty or covenant hereunder (“Vision Disabling Conduct”).

EXECUTION VERSION

The Adviser agrees to indemnify, defend and hold Vision, its members and officers, and any person who controls Vision within the meaning of Section 15 of the 1933 Act (collectively, “Vision Indemnified Persons”), free and harmless from and against any and all claims, demands, liabilities and expenses (including the reasonable and documented costs of investigating or defending such claims, demands or liabilities and the reasonable and documented fees of one counsel incurred in connection therewith) that any Vision Indemnified Persons may incur arising out of or relating to (i) the Adviser’s breach of any of its representations, warranties or covenants contained in this Agreement, (ii) the Adviser’s failure to comply with any applicable laws or regulations, or (iii) the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or the Adviser’s reckless disregard by it of its duties under this Agreement, but only to the extent that such liability or expense incurred by the Vision Indemnified Persons or resulting from such claims or demands shall not arise out of or be based upon Vision Disabling Conduct.

10.

LIMITATION OF LIABILITY OF THE ADVISER. The Adviser will not be liable for any act or omission or for any error of judgment or for any loss suffered by Vision in connection with the performance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties, from the reckless disregard by it of its duties under this Agreement or from a material breach by the Adviser of any representation, warrant or covenant hereunder (“Adviser Disabling Conduct”).

Vision agrees to indemnify, defend and hold the Fund, the Adviser, their several officers and directors, and any person who controls the Adviser within the meaning of Section 15 of the Securities Act of 1933 (collectively, “Adviser Indemnified Persons”), free and harmless from and against any and all claims, demands, liabilities and expenses (including the reasonable and documented costs of investigating or defending such claims, demands or liabilities and reasonable and documented fees of counsel incurred in connection therewith) that any Adviser Indemnified Persons may incur arising out of or relating to (i) Vision’s breach of any of its representations, warranties or covenants contained in this Agreement, (ii) Vision’s failure to comply with any applicable laws or regulations, or (iii) Vision’s willful misfeasance, bad faith or gross negligence in the performance of its duties or Vision’s reckless disregard by it of its duties under this Agreement, but only to the extent that such liability or expense incurred by the Adviser Indemnified Persons or resulting from such claims or demands shall not arise out of or be based upon Adviser Disabling Conduct.

Each of the Adviser Indemnified Persons who are not party to this Agreement are hereby designated as intended third party beneficiaries of this Agreement, including for purposes of enforcing this Section 10.

11.	TERMINATION.

(a)	This Agreement may be terminated solely as follows:

(i)

The Adviser may terminate this Agreement upon 10 days’ prior written notice to Vision in the event of a material breach by Vision of any of its obligations, representations, warranties or covenants contained in this Agreement.

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(ii)

Vision may terminate this Agreement upon 10 days’ prior written notice to the Adviser in the event of a material breach by the Adviser of any of its obligations, representations, warranties or covenants contained in this Agreement.

(iii)	This Agreement may also be terminated upon the express written mutual agreement of Vision and the Adviser upon 30 days’ prior written notice.

(b)

In the event that the Adviser terminates this Agreement pursuant to paragraph 11(a)(i), the Adviser shall not be responsible for paying any fee to Vision or for reimbursing any expense of Vision pursuant to paragraph 8 above.

Upon termination of this Agreement pursuant to paragraphs 11(a)(ii) – (iii), the Adviser shall reimburse any amounts due to Vision pursuant to paragraph 8 above.

12.	AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged, amended or terminated orally, but only by an instrument in writing signed by Vision and the Adviser.

13.

CONFIDENTIALITY. Vision and the Adviser each acknowledge that it may obtain certain confidential information of the other party to this Agreement or, in the case of Vision, of the Fund or its Shareholders or prospective shareholders, during the performance of its duties under this Agreement and each party hereto agrees to treat all such confidential information as proprietary information of the applicable party and to keep such information confidential by using the same care and discretion it uses with respect to its own confidential information, property and trade secrets, provided that a party may disclose confidential information if (i) such disclosure is approved in writing by the applicable party to which the confidential information relates or originates or (ii) such disclosure is required by applicable laws, rules, and regulations, or such disclosure is made to a regulatory authority in the normal course of an examination, audit or investigation involving the receipt or otherwise in response to a valid request by a regulatory authority. If a party is required or requested to disclose confidential information of another party pursuant to (ii) above, such party shall, to the extent not prohibited by applicable law, immediately notify the other parties to this Agreement in order to provide such parties the opportunity to pursue such legal or other action as such parties may desire to prevent the release of such confidential information, and such party agrees to provide reasonable assistance to any party seeking to prevent the release of such confidential information, at the expense of the requesting party.

For purposes of this Agreement, “confidential information” does not include information which, without any breach of Vision or the Adviser of the foregoing, (1) is or becomes publicly available (other than in breach of this Agreement or a violation of a confidentiality obligation owed to a party hereto), (2) is in the possession of Vision or the Adviser (as the case may be) prior to disclosure by the other party, (3) is independently developed by

EXECUTION VERSION

Vision or the Adviser (as the case may be) outside the scope of this Agreement and without use of confidential information or (4) is rightfully obtained by Vision or the Adviser (as the case may be) from third parties who have no duty of confidentiality to the Adviser or Vision, respectively.

In the performance of its obligations under this Agreement and in respect of any information provided to Vision in connection with this Agreement, Vision agrees to comply with all applicable laws and regulations related to the collection, storage, handling, processing and transfer of non-public personal information, including applicable state and local privacy laws in place at the time of Vision’s activities hereunder (“Applicable Data Security Laws”), and to implement and maintain appropriate security measures to protect the confidentiality, security and integrity of non-public personal information in the manner provided for under and to the extent required by all such Applicable Data Security Laws.

Vision confirms that it is aware that securities laws of various jurisdictions restrict persons from trading in securities of an issuer while in possession of material non-public information regarding such issuer, and from communicating such information to a person under circumstances in which it is reasonably foreseeable that such person may trade in such security. To the extent that the Adviser provides Vision with any confidential, proprietary information regarding the clients and/or prospective clients of the Adviser in connection with this Agreement, then Vision agrees to promptly return such information upon the Adviser’s request, and Vision agrees that it will not use any such information for any benefit or gain to Vision, however remote, without the Adviser’s prior written consent.

14.

TRADEMARK. Vision 4 may use the Adviser’s trade name or any name derived from the Adviser’s trade name only in a manner consistent with the nature of this Agreement for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect. Any other uses of the Adviser’s trade name shall require advance written permission of the Adviser. Adviser acknowledges that the word “DoubleLine” is a registered trademark of the Adviser and agrees to provide notice of that trademark in written materials, including with disclosure “DoubleLine is a registered trademark of DoubleLine Capital LP” or use of the ® symbol or both as may suitable to the usage of “DoubleLine” in the materials in which the word DoubleLine appears.

15.

GOVERNING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be construed in accordance with the laws of the State of New York, notwithstanding any conflict of laws doctrines of any jurisdiction to the contrary.

16.	BOOKS AND RECORDS.

(a)

In compliance with the requirements of the 1940 Act, Vision hereby agrees that all records which it may maintain for the Fund or the Adviser, as the case may be, are the property of the Adviser and the Fund, as the case may be, and further agrees to surrender promptly to the Adviser or the Fund, as the case may be any of such records upon request. Vision may retain such copies of records delivered to the Adviser or Fund as may be required to satisfy its record keeping requirements; provided that it holds such copies in strict confidence for as long as it retains them.

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(b)

Vision hereby agrees to furnish to regulatory authorities having the requisite authority any information or reports in connection with services that Vision renders pursuant to this Agreement which may be requested in order to ascertain whether the operations of the Adviser and/or the Fund are being conducted in a manner consistent with applicable laws and regulations. If Vision is required or requested to provide any information or reports to regulatory authorities, Vision shall, to the extent not prohibited by applicable law, immediately notify the Adviser in order to provide the Adviser the opportunity to pursue such legal or other action as it may desire to prevent the release of the information or reports, and Vision agrees to provide reasonable assistance to the Adviser in seeking to prevent the release of the information.

17.

BENEFIT TO OTHERS. The understandings contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and assigns and, except as otherwise provided herein, they shall not be construed as conferring, and are not intended to confer, any rights on any other persons except as specifically provided herein.

18.

BINDING NATURE OF AGREEMENT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights nor delegate its obligations under this Agreement without the prior written consent of Vision and the Adviser.

19.

EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against the any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

20.

ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

21.

WAIVERS. Neither the failure nor any delay on the part of any party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party asserted to have granted such waiver.

EXECUTION VERSION

22.

MISCELLANEOUS. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

23.	NOTICES.

All notices required or permitted to be sent under this Agreement shall be sent, if to the Adviser, to:

DoubleLine Capital LP

c/o General Counsel

505 N. Brand Boulevard, Suite 860

Glendale, CA 91203

e-mail: legal@doubleline.com

Or if to Vision, to:

Vision 4 Fund Distributors, LLC

c/o Compliance

Vision 4 Fund Distributors

9260 East Raintree Drive, Suite 100

Scottsdale, AZ 85260

e-mail: paul@v4fd.com

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused the instrument to be executed by their officers designated below as of the day and year first above written.

Vision 4 Fund Distributors, LLC

By:

Name:
Title:

DoubleLine Capital LP

By:

Name:
Title: